SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549



                              ________
                              FORM 8-K

                           CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d)
               OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  January 12, 1999


                          LANDS' END, INC.
       (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



                 INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as Exhibit 99.1 and Exhibit 99.2 to this report are two news releases issued by Lands' End, Inc., discussing a non-recurring charge of $11.1 million taken in the fourth quarter of fiscal 1999, and the anticipated future annual savings expected from these events.














SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.






































                                    LANDS' END, INC.

Date February 19, 1999      By: /s/ STEPHEN A. ORUM
                                    Stephen A. Orum
                                    Executive Vice President &
                                    Chief Financial Officer

                                                     EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                 LANDS' END ANNOUNCES RESTRUCTURING
DODGEVILLE, WIS. ... January 12, 1999 ...At a meeting with
company employees today, Lands' End, Inc. (LE) president and chief executive officer David F. Dyer announced a restructuring plan that will result in the elimination of 94 of the 888 salaried positions within the company. The positions being eliminated are in all major divisions and at all levels, including 9 at the officer level. Some of these positions have or will be eliminated through attrition -- individuals who have resigned for various reasons since November and will not be replaced -- and a few positions that will cease to exist in the near future. Hourly operations staff in the company's distribution and customer sales and service centers will not be affected.
     The company also announced that it plans to liquidate its Willis & Geiger division, as a suitable buyer has not been found. Willis & Geiger has 12 employees housed in Madison, Wisconsin.
In addition, the company plans to close 3 of its 19 outlet stores in March of this year as it becomes more effective to liquidate overstocks through print media and through the Internet. Those salaried positions affected by these actions are included in the total number of positions eliminated.
     With the exception of those positions being eliminated through attrition, all employees leaving the company, about 60, will receive an enhanced severance package that includes educational assistance and outplacement services. Most of the eliminated positions are at the Dodgeville headquarters.
     In talking with employees, Dyer explained that while sales have increased 35 percent over the past 4 years, the total number of professional staff in the United States rose 58 percent. "By organizing our core business into individual business units, there has been duplication of tasks and responsibilities that have not been supported by our sales growth. By restructuring our organization into functional areas, not only will we be more efficient, we will also be much more effective. This is by far the toughest business decision I've had to make, and I know it will be hard on everyone. But I know we can not continue to support this large a staff, nor can we operate as cohesively as we need to, without restructuring our company along more traditional lines," said Dyer.
     "These changes will also help us in our efforts to return to the profit levels we have experienced in the past, which is an important goal for Lands' End. In these efforts, however, we will do nothing that will jeopardize those service functions for which we are so well known. The quality of our merchandise will not change, unless for the better. The quality of our customer service will not change, unless for the better. We will focus attention on inventory management to assure that we have product on hand when the customer wants it and to quickly eliminate product that is not selling," he said. "And while we certainly will be careful in our hiring practices, we will be adding about 5 senior level managers to make sure we have the talent and skills we need."
     The costs associated with these changes will be included in a restructuring charge that will be taken in the fourth quarter of fiscal 1999, which ends on January 29. Additional details will be included in the January 14th report on the company's holiday results.
     Lands' End is a leading direct merchant of traditionally styled, classically inspired clothing, offered to customers throughout the world through regular mailings of its monthly and specialty catalogs and the Internet.
                              -0-
Contact Charlotte LaComb: 608-935-4835






                                                     EXHIBIT 99.2
FOR IMMEDIATE RELEASE

               LANDS' END REPORTS HOLIDAY RESULTS

DODGEVILLE, WIS. ... January 14, 1999 ... Lands' End, Inc. (LE),
the direct merchant of classic casualwear, today reported that net sales for the eight weeks ended December 25, 1998, totaled $412 million, up 8.5 percent from sales of $380 million during the eight weeks ended December 26, 1997.
     Net income for the eight-week period just ended was $25.1 million, down 36 percent from the $39.0 million earned in the similar holiday period in 1997. Diluted earnings per share for the eight-week period just ended were $0.83, compared with $1.24 in the prior year. This year's holiday period includes a non-recurring charge of $11.1 million. Excluding that charge, net income for the eight-week period just ended was $32.1 million, or $1.06 per share. The diluted weighted average number of common shares outstanding for the period just ended was 30.4 million, compared with 31.4 million in the prior year.
     The increase in sales during the holiday period was mainly due to additional catalogs and pages mailed and price reductions. The growth in sales came primarily from the specialty businesses, as well as from foreign-based operations. Sales from the core business, represented by the regular monthly and prospecting catalogs were flat. During the eight weeks just ended, the number of pages mailed in the U.S. was higher than in the prior year's holiday period, which lowered productivity, or sales per page. Higher inventory levels throughout the holiday period resulted in fewer lost sales and backorders, which had a positive impact on overall net sales.
     Gross profit in the eight-week period just ended was $183.3 million, or 44.5 percent of net sales, compared with $183.9 million, or 48.4 percent of net sales in the prior year's holiday period. The decrease in gross profit margin was primarily due to steeper markdowns on a greater amount of liquidation sales and lower initial markups.
     During the past two months, the company instituted price rollbacks, price reductions and some promotional pricing on selected products. This helped increase sales but also had a negative effect on gross profit margin.
     Inventory was $243 million as of December 25, 1998, compared with $248 million a year ago. During the eight-week period just ended, liquidations of excess inventory were 7 percent of net sales, compared with 4 percent in the same period last year.
     Selling, general and administrative expenses rose 9 percent to $131.5 million in the eight-week period just ended, compared with $120.5 million in last year's holiday period.
     SG&A as a percentage of sales was 31.9 percent, compared with 31.7 percent in the prior year. Relative costs were slightly higher, primarily due to increased mailings of catalogs and pages, but this was mostly offset by lower bonus and profit sharing expenses, due to decreased earnings.
     As announced, the company has taken a non-recurring charge of $11.1 million in the fourth quarter of fiscal 1999, which ends on January 29. This charge includes costs associated with severance payments due to organizational restructuring, liquidation of the Willis & Geiger division, closing of 3 outlet stores, and discontinuance of the MontBell business. The company anticipates future annual savings of about $10-$12 million from these actions. Next year, the company anticipates additional net savings of about $6 million as a result of lower paper prices and diminished use of return envelopes in the catalogs, partially offset by increased postage rates.
Forty-seven week results
     For the first 47 weeks of fiscal 1999, net sales were $1.242 billion, an increase of 7 percent from sales of $1.163 billion during the similar period of the prior year. Net income in the 47 weeks just ended was $30.6 million, or $0.99 per share, compared with $61.9 million, or $1.92 per share in the prior year. Without the non-recurring charge, net income for the 47-week period just ended was $38.6 million or $1.25 per share. Last year's net income includes an after-tax gain of $4.7 million, or $0.15 per share, from the sale of the company's majority interest in The Territory Ahead. Excluding this non-recurring gain, net income in the first 47 weeks of the prior year (fiscal 1998) was $57.2 million, or $1.79 per share.
     Lands' End is a leading direct merchant of traditionally styled, classically inspired clothing offered to customers throughout the world through regular mailings of its monthly and specialty catalogs and the Internet.
STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Statements in this release that are not historical, including, without limitation, statements regarding anticipated savings, are considered forward-looking and speak only as of today's date. As such, these statements are subject to a number of risks and uncertainties. Future results expressed or implied by these statements may be materially different from those anticipated, due to various factors that may occur. Such factors include, but are not limited to the following: general economic or business conditions, both domestic and foreign; customer response to product offerings and initiatives; costs associated with printing and mailing catalogs; dependence on consumer seasonal buying patterns; and fluctuations in foreign currency exchange rates.
                              -0-

Contact Charlotte LaComb:  608-935-4835



                    PRELIMINARY AND UNAUDITED

CONSOLIDATED STATEMENTS OF OPERATIONS
 Lands' End, Inc. & Subsidiaries
 (Amounts in thousands, except per share data)
                            8 weeks   8 weeks   47 weeks    47 weeks
                             ended     ended      ended       ended
                           Dec. 25   Dec. 26,     Dec. 25,   Dec. 26,
                             1998      1997         1998        1997

Net sales                  $412,195  $379,889   $1,242,398  $1,163,100
 Cost of sales              228,909   196,022      673,632     617,219

Gross profit                183,286   183,867      568,766     545,881
  Selling, general and
   administrative expenses  131,479   120,535      497,072     449,249
  Non-recurring charge       11,100         -       12,600           -
Income from operations       40,707    63,332       59,094      96,632
  Other income (expense):
     Interest expense        (1,358)     (567)      (7,626)     (1,866)
     Interest income              5        54           13       1,565
    Other                       541      (211)      (2,866)     (3,367)

  Total other income
    (expense), net             (812)     (724)     (10,479)     (3,668)

Income before income taxes
 and non-recurring gain      39,895    62,608       48,615      92,964
  Income tax provision       14,762    23,621       17,988      35,764

Net income before
 non-recurring gain          25,133    38,987       30,627      57,200
Non-recurring gain (net of
 income taxes)                    -         -            -       4,683
Net income                 $ 25,133  $ 38,987   $   30,627  $   61,883

Basic earnings per share
 before non-recurring gain $   0.83  $   1.25   $     1.00  $     1.79
Basic earnings per share
 from non-recurring gain   $      -  $      -   $        -  $     0.15
Basic earnings per share   $   0.83  $   1.25   $     1.00  $     1.94

Diluted earnings per share $   0.83  $   1.24   $     0.99  $     1.92

Basic weighted average
 shares outstanding          30,239    31,108       30,502      31,935
Diluted weighted average
 shares outstanding          30,392    31,438       30,787      32,191




                     PRELIMINARY AND UNAUDITED
CONSOLIDATED BALANCE SHEETS
 Lands' End, Inc. & Subsidiaries              Dec. 25,     Dec. 26,
 (Amounts in thousands)                         1998         1997
Assets
Current assets:
  Cash and cash equivalents                  $  5,271     $ 43,397
  Receivables                                  29,772       21,606
  Inventory                                   242,823      247,694
  Prepaid advertising                          14,483       10,489
  Other prepaid expenses                        6,786        6,010
  Deferred income tax benefit                   9,550        9,511
Total current assets                          308,685      338,707

Property, plant and equipment, at cost:
  Land and buildings                          101,598       80,877
  Fixtures and equipment                      151,547      117,741
  Leasehold improvements                        5,448        4,295
  Construction in progress                          -       10,374
Total property, plant and equipment           258,593      213,287
  Less - accumulated depreciation
    and amortization                          100,432       86,294
Property, plant and equipment, net            158,161      126,993
Intangibles, net                                1,047          890
Total assets                                 $467,893     $466,590
Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                            $ 28,313     $ 29,442
  Accounts payable                             93,059      107,149
  Reserve for returns                          13,381       10,172
  Accrued liabilities                          59,639       37,316
  Accrued profit sharing                        2,246        3,608
  Income taxes payable                         12,294       28,591
Total current liabilities                     208,932      216,278

Deferred income taxes                           7,291        8,122

Shareholders' investment:
  Common stock, 40,221 shares issued              402          402
 Donated capital                                8,400        8,400
  Additional paid-in capital                   26,676       26,359
  Deferred compensation                          (800)      (1,083)
  Currency translation adjustments              2,213          968
  Retained earnings                           405,838      372,944
  Treasury stock, 9,981 and 9,236
   shares at cost, respectively              (191,059)    (165,800)
Total shareholders' investment                251,670      242,190
Total liabilities and
  shareholders' investment                   $467,893     $466,590